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                                                                    EXHIBIT 99.2


         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION


    We hereby consent to (i) the inclusion of our opinion letter dated as of February 21, 2001 to the Special Committee of the Board of Directors of American Skiing Company (the "Company") attached as Appendix D to the Proxy Statement/Prospectus of the Company relating to the Company's merger with MeriStar Hotels & Resorts, Inc. and (ii) all references to Donaldson, Lufkin & Jenrette in the sections captioned "Summary-American Skiing's Reasons for the Merger," "Summary--Opinion of American Skiing's Financial Advisor," "The Merger--Background of the Merger," "The Merger--Factors Considered by American Skiing in Relation to the Merger; Recommendations of the American Skiing's Board of Directors and its Special Committee," and "The Merger--Opinion of Financial Advisor to American Skiing" of the Company's Proxy Statement/Prospectus which forms a part of this Registration Statement on Form S-4 filed by the Company. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


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                                                       DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION

                                                       By:  /s/ Thomas G. McGonagle
                                                            -----------------------------------------
                                                            Thomas G. McGonagle
                                                            Managing Director
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New York, New York
February 21, 2001